[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256


ROFIN-SINAR REPORTS RECORD RESULTS FOR THE FIRST QUARTER
OF FISCAL YEAR 2008

Plymouth, MI / Hamburg, Germany -- January 31, 2008 -- Rofin-Sinar Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its first fiscal quarter ended December 31, 2007.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                    Three months ended  % Change

                    12/31/07  12/31/06
                    --------  --------
Net sales           $134,689  $111,745   +  21 %
Net income          $ 16,896  $ 11,493   +  47 %
                    --------  --------
Earnings per share
  Diluted basis     $   0.53  $   0.36


   *The diluted earnings per share calculation reflects the stock split of December 5, 2007, and is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for December 31, 2007, which was 31.6 million. For comparison reasons, the quarter ended December 31, 2006, is based on 31.7 million weighted-average shares outstanding.



"We have delivered another excellent quarter of growth with new record highs in quarterly sales, net income and order entry. As expected the North American market experienced slower activity, however, the European and Asian markets remained very strong", commented Gunther Braun, CEO and President of RSTI. "In addition, our acquisition of Nufern, which was completed in January, has added core fiber and fiber laser technology to our product and technology portfolio which should enhance the Group's future growth. Focusing on emerging industries and regions remains a strategic priority for ROFIN in 2008."






(page)
FINANCIAL REVIEW

- First Quarter -
Net sales totaled $134.7 million for the first quarter ended December 31, 2007, a 21% increase over the comparable quarter of fiscal year 2007. The impact of the weakening US-dollar, mainly against the Euro, resulted in an increase in net sales of $11.1 million in the first quarter. Gross profit totaled $58.7 million, or 44% of net sales, compared to $45.9 million, or 41% of net sales in the same period of fiscal year 2007. Net income amounted to $16.9 million, or 13% of net sales, compared to $11.5 million or 10% of net sales in the comparable quarter last fiscal year. Diluted earnings per share equaled $0.53 for the quarter based upon 31.6 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.36 based upon 31.7 million weighted-average common shares outstanding for the same period last fiscal year. SG&A in the amount of $24.0 million, representing 18% of net sales, increased by $3.3 million compared to last fiscal year's first quarter. This was mainly due to increased investments in sales and marketing activities. Net R&D expenses increased by $2.6 million to $8.8 million compared to $6.2 million in the first quarter in fiscal year 2007 and represented 7% of net sales.

Sales of laser products used for macro applications increased by 38% to $61.2 million, accounting for 45% of total sales. Sales of lasers for marking and micro applications increased by 10% to $63.4 million and represented 47% of total revenues. Sales for components increased slightly to $10.1 million and represented 8% of total revenues.

Net sales in North America decreased by 10% to $27.4 million, while net sales in Europe/Asia increased by 32% to $107.3 million.

Order entry for the quarter of $157.9 million was at a new record high and resulted in an order backlog of $139.8 million on December 31, 2007.

As of December 31, 2007, we have bought approximately 1.7 million shares of common stock under our buyback program for a total amount of $78.0 million.

OUTLOOK
"Our objective for the remainder of fiscal 2008 is to further capitalize on the strength of ROFIN's broad product portfolio, as well as its expanding global network that continues to be a key element of our future success, " commented Peter Wirth, Executive Chairman of the Board of RSTI.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore and Japan, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 28,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, January 31, 2008. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Reema Parikh at +1-212-889-4350 or Maria Ruiz at +44(0) 207 614 2900).

(Tables to follow)

(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months     Twelve Months
                                       Ended             Ended
                                    (unaudited)        (audited)
                               ----------------------  ----------
                               12/31/07     12/31/06    9/30/076
                               ----------  ----------  ----------
Macro                          $  61,183   $  44,194   $ 205,772
Marking/Micro                     63,389      57,554     231,920
Components                        10,117       9,997      41,983
                               ----------  ----------  ----------
Net sales                        134,689     111,745     479,675
Cost of goods sold                76,035      65,873     276,402
                               ----------  ----------  ----------
    Gross profit                  58,654      45,872     203,273
Selling, general, and
    administrative expenses       23,991      20,663      86,468
Intangibles amortization             957         926       4,251
Research and development
    expenses                       8,782       6,198      27,830
                               ----------  ----------  ----------
    Income from operations        24,924      18,085      84,724
Other income                         263         704       3,517
                               ----------  ----------  ----------
    Income before income taxes
      and minority interest       25,187      18,789      88,241
Income tax expense                 8,100       7,085      31,838
                               ----------  ----------  ----------
    Income before minority
        interest                  17,087      11,704      56,403
Minority interest                    191         211       1,126
                               ----------  ----------  ----------
    Net income                  $ 16,896    $ 11,493    $ 55,277
                               ==========  ==========  ==========
Net income per common share
  "diluted" basis *             $   0.53    $   0.36    $   1.74
  "basic" basis **              $   0.55    $   0.37    $   1.79


* The diluted earnings per share calculation reflects the stock split of December 5, 2007, and is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for December 31, 2007, which was 31.6 million. For comparison reasons, the quarter ended December 31, 2006, is based on 31.7 million weighted-average shares outstanding. For the 12 month period ending September 30, 2007, the weighted-average shares outstanding was 31.8 million.


** The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was
   30.7 million and 30.8 million for the fiscal quarters ending December 31, 2007 and 2006, and 31.0 million for the 12 month period ending September 30, 2007.






(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

                                                       At            At
                                                    12/31/07       9/30/07
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 162,880      $ 228,209
  Trade accounts receivable, net                     103,618        103,660
  Inventories net                                    147,934        135,806
  Other current assets                                19,461         19,561
                                                   -----------    ----------
    Total current assets                             433,893        487,236

  Net property and equipment                          46,628         43,843
  Other non-current assets                           102,927         95,145
                                                   -----------    ----------
    Total non-current assets                         149,555        138,988
                                                   -----------    ----------
    Total assets                                   $ 583,448      $ 626,224
                                                   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  28,247      $  27,952
  Accounts payable, trade                             18,308         18,197
  Other current liabilities                          108,625         96,179
                                                   -----------     ---------
    Total current liabilities                        155,180        142,328

  Long-term debt                                       8,885         12,639
  Other non-current liabilities                       19,511         22,334
                                                   -----------     ---------
    Total liabilities                                183,576        177,301
    Net stockholders' equity                         399,872        448,923
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 583,448      $ 626,224
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as added core fiber and fiber laser technology to our product and technology portfolio which should enhance the Group's future growth or to further capitalize on the strength of ROFIN'S broad product portfolio, as well as its expanding global network that continues to be a key element of our future success is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.